Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q4 2017

February 22, 2018; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Jason Michael Arnold	RBC Capital Markets
Moshe Ari Orenbuch	Credit Suisse
Nishant Mani	JP Morgan
Vincent Albert Caintic	Stephens
Catherine M. O'Brien	Deutsche Bank
Helane Becker	Cowen
Rajeev Lalwani	Morgan Stanley
Kristine Tan Liwag	Bank of America Merrill Lynch
Scott Jean Valentin	Compass Point

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Corporation Q4 and Year End 2017 Earnings Conference Call. (Operator Instructions) And as a reminder, this conference call is being recorded. And I would now like to introduce your host for today's call, Ms. Mary Liz DePalma, Head of Investor Relations. Ma'am, you may begin.

Mary Liz DePalma: Good afternoon, everyone, and welcome to Air Lease Corporation's fourth quarter and year-end 2017 earnings call. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and year-end 2017 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, February 22, 2018, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense. These statements and any projections as to the company's future performance represent management's estimates for future results and speaks only as of today, February 22, 2018.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing non-GAAP measures as well as our definition of them and a reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon to all of you and thank you for joining us. I'm very pleased to report that Air Lease closed a strong quarter and another successful year in 2017. Excluding the benefit of favorable tax reform, ALC achieved diluted earnings per share of $1.06 for the fourth quarter, up 19% from the same period of 2016, and ALC's diluted EPS was $3.65 for the full year, up 6% from the full year 2016.

Including the positive impact of tax reform, for the fourth quarter, we're reporting diluted EPS of $4.22, including $3.16 per diluted share, due to the remeasurement of our deferred tax liability as a result of the Tax Cuts and Jobs Act. As a result of tax reform, ALC's effective tax rate will be approximately 22% going forward, a decrease from our historical effective tax rate of 35.5%. This means that 38% more of ALC's pretax earnings will hit the bottom line, thereby building shareholder equity faster than previously planned.

As we look around the marketplace, we see good opportunities to deploy this capital to generate strong returns for our shareholders, in line with our current returns. ALC achieved a number of milestones in 2017. To start, Air Lease now has exceeded $15 billion in total assets, up 12% from $14 billion in 2016, and up almost 70% in the past five years. Total revenues exceeded $1.5 billion for the first time in 2017, up 7% year-over-year alone and up more than 75% over the past five years.

Since inception, just eight years ago, our platform has grown to almost 300 aircraft owned and managed by ALC today. This growth has been achieved with a focus on profitability and shareholder returns in mind, and without sacrifice to our profit margins. In fact, over the last four years, ALC has averaged an adjusted pretax margin of 42%. IATA reported just earlier this month that, in 2017, global passenger traffic rose 7.6% compared to 2016, yet again, well above the 10-year average annual growth rate of 5.5%. Load factors were the record calendar year high of 81.4% in 2017. IATA forecasts passenger growth of 6% for 2018, again, above the average annual growth rate. This strong industry backdrop with growing levels of passenger traffic and an ongoing need to replace aging aircraft has driven all around demand for ALC aircraft. Looking forward with a view towards our customers, IATA is projecting an overall growth in global airline profitability for 2018 with slight margin or yield compression forecasted for the airlines.

Despite this slight expected compression, we believe the industry continues to be in relatively good shape and envision no change in demand going forward.

Over the fourth quarter, ALC delivered 12 aircraft, including eight new aircraft from our order book and four used aircraft purchased in the secondary markets. Included in our new aircraft deliveries was our first 737-8 Max to LOT Polish Airlines and A350-900 to Malaysia Airlines.

The demand for new aircraft continues to drive our forward lease placements, which remain at a very robust, 97% through 2019 and now 79% through 2020. So, we are nearly done with placements through 2020. These placements, together with the aircraft we already have on lease, result in ALC having over $23 billion in committed cash flows. We also profitably sold two aircraft in the fourth quarter, one to ALC's managed business, and one to an airline customer. We see continued demand for the used aircraft in our fleet.

As many of you are aware, over the last three years, ALC sold $2.8 billion worth of aircraft, and as a result, only 10% of our current fleet is comprised of aircraft over eight years of age, which means we now have fewer candidates for sale. So, in 2018, we remain opportunistic as it relates to potential sales, as we always do, but sitting here today, I can tell you that we anticipate no aircraft sales in the first half of 2018.

As to our sidecar platforms and management businesses, they're all performing well and proceeding on track. They continue to complement our core business nicely.

ALC has commitments to purchase over $27 billion worth of aircraft, a total of 368 new aircraft from Airbus and Boeing, with deliveries through 2023. ALC's fleet will more than double in size over the next five years as we deliver over 300 aircraft from Airbus and Boeing. We expect 45 of these aircraft to deliver in 2018, accounting for approximately $3.7 billion of capital expenditures.

As should be no surprise to you, we anticipate further delays in our deliveries from Airbus due to engine issues. So as happened in 2017, there may be shifts from quarter-to-quarter in CapEx. The commitment table in our 10-K includes deliveries as best as we know them today. Right now, we anticipate 10 A320 or A321 Pratt & Whitney-powered neos accounting for approximately 15% of the year's total CapEx delivering in 2018.

In the wake of these ongoing delays, we continue to help our impacted customers by extending existing leases, offering substitute aircraft and seeking other remedies from the OEMs. The leasing industry and ALC, in particular, shines in its ability to solve problems and smooth over rough spots in the industry, acting as a buffer and stabilizer. And Air Lease does so profitably.

As to other perceived challenges ahead, of course, we're looking at higher interest rates, but fortunately, all of you who followed us know that we have interest rate adjusters in our lease contracts for forward deliveries, which increased our lease rates as interest rates rise. Additionally, 85% of our debt is fixed on the long end of our maturity curve with 15% floating more on the short end. We continue to issue prudently in the debt capital markets, enjoying very strong demand on our bond offerings, which Greg Willis will talk to you more about. And as a result, you've seen a continued drop in our overall cost of funds. So, I believe, we're in good shape as to the interest rate environment. We believe lease rates for the industry will rise over time as a result of interest rate increases.

Equally as important as how we left 2017 is how we enter 2018. And I can tell you, we believe in the strength of our business, and with the tailwinds from additional capital available through tax reform, the ALC team proceeds enthusiastically and confidently into the remainder of 2018.

I want to extend our heartfelt thanks to our outstanding team at ALC who delivered our results for 2017. They are quite simply the best in the business.

In conclusion, 2017 was a great year for Air Lease. Accordingly, our Board of Directors declared a quarterly cash dividend of $0.10 per share on our outstanding common stock for the fourth quarter of 2017.

And with that, let me now turn the call over to our Executive Chairman, Steve Hazy, who will provide further ALC remarks and color on the industry.

Steve, over to you.

Steven F. Udvar-Hazy: Thanks, John. That was very good. I echo John's sentiments surrounding Air Lease's strong performance in 2017 and the strong outlook for our business going forward.

Air Lease is firing on all cylinders consistently, and our team continues to execute on our business plans and deliver outstanding financial and operating results. The strategy that we envisioned at the inception of the company only eight years ago continues to underpin the strength of the results you see today. We are continuously setting new milestones as we execute with diligence and focus, and we are now concentrated on the landscape ahead. How we can best serve our airline customers and generate superior returns to our shareholders.

On the back of a strong 2017, fundamentals in the operating environment continue to be very, very healthy. We have now seen several consecutive years of overall global airline profitability. Interest rates and fuel are rising but at a manageable pace. Globally, passenger traffic continues to grow ahead of our expectations, and the substantial replacement cycle for aircraft is further driving demand for our leases. We see continued demand from our customers globally. In Asia, for example, this demand is further validated by IATA's report that passenger traffic in the Asia-Pacific region increased 10% in 2017. We're also very pleased to observe that demand out of Europe, specifically, Eastern and Southern Europe, is very strong and grew at a fast clip in 2017. And that continues in the first two months of 2018.

For Europe overall, IATA reported that passenger traffic increased more than 8% year-over-year, with load factors of almost 84%. In the Middle East, there has been incremental need from the LCCs and ULCCs, as we have mentioned in the past few calls, there continues to be an improving airline picture in Latin America.

So, despite a few airline bankruptcies in 2017, as in most other years, this is nothing new to our industry, and we believe the operating environment for airlines remains healthy. Over the last several years, the aircraft lessor community has used our relationships and knowledge of the marketplace and the various regions of the world to help propel the industry when airlines are healthy or assist with moving our mobile assets worldwide when airlines need relief.

Moreover, as key players of scale in the space, we have worked hard to validate the strength of the lessor business model, proving that the right aircraft assets are a strong source of resilient cash flows. The success that Air Lease and other large lessors have had, together with search for returns in the low interest rate environment, have resulted in new interest and an emergence of new capital, particularly, in the sale leaseback market. There are few items related to this that I would like to touch on.

Throughout 2017, there were key reminders that the protections built into our lease agreements, the flexibility gains from our largely unsecured capital structure are vital. There's no better example of this than the Air Berlin and Monarch situations where we were able to find new lessees for the aircraft quickly and at no loss to Air Lease. That is largely due to the fact that ALC collected substantial cash security deposits and cash maintenance reserves, and that the aircraft were not encumbered so we could act with maximum speed and efficiency. We continue this discipline going forward on security deposits, maintenance reserves and very strong return conditions.

Another common misconception is that our airline customers are choosing a lessor solely based on price, but that is unique to the sale leaseback markets where ALC is not active as a participant.

I remind you that, often times, we have been working with an airline for years before a lease agreement is signed. And that there are other factors such as delivery positions, availability of aircraft, which are two of just many items taken into account when an airline is evaluating an aircraft lease. While we remain very competitive on price, most of our campaigns are not won solely on that factor alone.

Finally, I would like to touch on something John noted, interest rates. We are entering a period of rising rates, and we need to see how this new capital will behave. Meanwhile, our airlines know that Air Lease is a reliable strong partner. And we know that funding for our mostly non-investment grade customer base will rise more quickly than our own cost. So, we would expect this to result in incremental and robust demand for aircraft leases, which, ultimately, provide our airline customers with more flexibility and capital relief. So, in conclusion, our view is that there are blue skies ahead, regardless of some noise in the marketplace.

Air Lease's success is driven off the same fundamentals that allowed us to achieve the level of success we have today. And those are choosing the right aircraft types, placing a solid order book years into the future, including appropriate protections in our agreements and continuing to manage our capital structure smartly and conservatively. The dynamics of the industry will continue to evolve, but it is the very consistency of sticking to ALC's founding principles and our strong disciplines that allow us to succeed and be a reliable long-term partner to the airline industry that we always have been.

And with that, I will turn the call over to our CFO, Greg, to provide an update on ALC's financing activities for the quarter.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we reported another great quarter, generating diluted earnings per share of $1.06 before the effect of tax reform, which added an additional $3.16 to the quarter. The quarterly results were driven by a number of factors, for which I will spend a few minutes walking you through the details.

First off, our total revenues increased by 7.6% to $398 million, which was driven by our aircraft activity and our portfolio lease yields remaining constant. The fourth quarter was our largest quarter of the year in terms of CapEx. Our team purchased 12 aircraft, representing $904 million in CapEx, of which 60% delivered in December. Aircraft sales, trading and other activities increased slightly to $20 million, which included $14.4 million in gains from the sale of two aircraft and insured losses of two aircraft, as well as $3 million in management fees. Also contributing to the increase in revenues was an increase in overhaul revenue, net of amortization of initial direct costs. The increase stems from the recognition of End of Lease income from the Air Berlin and Monarch bankruptcies and is a testament to the strength of our lease security packages. These security packages protect us against airline and credit events and are used to offset the impacts of lost revenues during the periods of transitions, shelter us from the cost incurred during these transitions and provide us security against the condition of the aircraft. As we said in the last call, we experienced strong demand for these aircraft and have executed lease agreements with new airlines.

And as you would expect, we anticipate the remainder of these aircraft will be re-delivered in the first quarter. Accordingly, this End of Lease income has more than offset the transition costs that elevated our SG&A in the quarter and compensated us for these aircraft not contributing rental revenue in the period, which, in aggregate, represented $7 million.

Transitioning to expenses. First off, SG&A was higher when compared to the prior year and prior quarter. And as I just noted, this is partially a result of the aircraft transition costs. As you'll recall, SG&A was exceptionally low in the third quarter as there were fewer transitional-related items. It's worth highlighting that we ended the year with 87 employees with over $15 billion assets. We continue to deliver best-in-class operating efficiency and expect that our revenue growth will continue to outpace our SG&A growth going forward.

Second, interest expense for the quarter was slightly higher as compared to the third quarter of 2017 as a result of higher debt balances. You will see, however, that we continue to benefit from a reduction of our composite cost of funds. Our composite cost of funds is now 3.2%, down more than 6% for the year ended 2016, and our fixed-rate cost is now 3.3%, down more than 100 basis points from 2014 when the 10-year treasury was at similar levels as it is today.

Transitioning to tax, as a result of the Tax Cuts and Jobs Act passed in December 2017, we recorded a net tax benefit of $354 million in the fourth quarter, resulting from the re-measurement of our deferred tax liabilities at a new statutory rate of 21%. This revaluation increased ALC's equity base, providing us increased flexibility for opportunistic growth. In addition to the effects of tax reform, we recorded an $11 million tax benefit from the utilization of foreign tax credits in the fourth quarter. Going forward, we expect our effective tax rate to be approximately 22%, as compared to around 35.5% historically. Looking forward to 2018, we expect to deliver 45 aircraft from our order book, representing $3.7 billion in capital expenditures. We are expecting $440 million in CapEx in Q1, $1.25 billion in Q2, $770 million in Q3 and $1.2 billion in Q4. Consistent with prior years, these numbers do not include any incremental purchases as this relates to aircraft sales. Consistent with John's comments, we're anticipating no aircraft sales in the first half of 2018.

Moving to the financing side of the business. Since our last call, we issued $2.3 billion in senior unsecured notes across the curve, issuing 3s, 5s, 7s and 10s. The weighted average cost of these issuances was 3% with the weighted average life of these issuances being 6.4 years. ALC ended 2017 with a substantial level of liquidity at $3.2 billion including our four-year revolving credit facility, which stands at $3.9 billion.

Looking ahead, we remain committed to our financing strategies of 80% fixed rate debt, 90% unsecured debt and a debt-to-equity target ratio of 2.5:1. As of 12/31/2017, we were at 85% fixed, 95% unsecured and a debt-to-equity ratio of 2.35x. As John noted, revaluing our deferred tax liability in the fourth quarter resulted in our debt-to-equity ratio decreasing to 2.35x. However, there's no change to our target leverage ratio of 2.5x. This concludes my review of the results and financing activities of the company. I'll now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes the management's remarks. (Q&A Instructions) I'd like to turn the call over to the operator to open the line for the Q&A.

Q&A

Operator: (Operator Instructions) Our first question comes from the line of Jason Arnold with RBC Capital Markets.

Jason Michael Arnold: Just curious if you have any further color or thoughts around what you might do with the $354 million uptick to the equity account. Just curious, you're the taxman there. Basic math-wise, it's, I, guess, a $1.2 billion of extra aircraft you could theoretically buy now, but any other color there would be helpful.

John L. Plueger: Well, Jason, as I hope I alluded to or came up strong in, in my opening remarks, yes, we see great opportunities in the marketplace to deploy this additional capital effectively, and those are our plans. We have already signed an LOI on a couple of additional aircraft, more are on the way. And we continue to work with the manufacturers in accelerating anything forward that we can but, basically, we believe in deployment of that capital consistently along the same lines as we deploy the rest of our capital.

Jason Michael Arnold: Okay, great. And then, I guess a follow up, just curious if you can update us on your views around the supply chain. Some of the OEMs are talking about some for their production rate hikes and just curious to hear your updated thoughts there.

Steven F. Udvar-Hazy: I think the OEMs are making adjustments based on demand and also on the supply chain's ability to sustain that demand. We've seen increases in the 787-9, 787-10 production rates. We've seen decreases in the Boeing 777 production rates, leading up to the introduction of the Boeing 777X planned for 2020. We've seen reduction in production rates on the A330s, as the A330neo comes online later this year. The A350 production rates are almost now at 10 a month, so that's the target rate that Airbus has forecast. And on the single aisle airplane category, you see the results that Boeing and Airbus published in terms of how many units they actually delivered in 2017. And you can just divide that by 12 and see what the average output was. There was a surge of deliveries for both companies, Airbus and Boeing, in the December month to get as many aircraft delivered to their customers. We'll see a much slower level of activity in January and February. But both are working very hard to make some small production rate increases on a progressive basis and, basically, to cure a problem that they have in that they're overbooked right now on single aisle aircraft. They have more orders for the next three years than they can actually produce. So, you're going to see some reshuffling of some deliveries by some airlines. You'll see decelerations, you'll see some postponements, you'll see some accelerations like Air Lease. So, I think, overall, it's a pretty balanced equation.

Operator: And our next question comes from the line of Moshe Orenbuch of Crédit Suisse.

Moshe Ari Orenbuch: Greg, you talked a little bit about some of the impacts on the revenue side of the aircraft that you took back. Is all of that in other income? Is some of it in the lease, in the quarter lease revenue line? Where does that show up?

Gregory B. Willis: It shows up in the rental revenue line. If you look in the MD&A, you can see it. We call out overhaul revenue net of prepaid lease cost amortization and you can see that number right there.

Moshe Ari Orenbuch: Got it. Okay, you hadn't had a chance to go through that yet.

Gregory B. Willis: No, of course.

Moshe Ari Orenbuch: And I guess, as kind of a follow up, there's been some bit of disruption in the leasing market in terms of the corporate ownership of a couple of lessors, some real, some talked about. Any thoughts about whether that kind of creates opportunities for Air Lease between some of the things we've heard out from Nordic and some...

John L. Plueger: What do you mean by disruption?

Moshe Ari Orenbuch: Well, I mean that there are companies that have talked about putting things up, Nordic Aviation possibly being -- its leasing business up for sale and obviously the issues that are around the ownership of Avolon.

John L. Plueger: Right. So Moshe, thanks. We constantly review, as we should, all these opportunities. And anything that's for sale, you can rest assure that many investment banks bring them promptly to our attention. We always have an inherent bias to buy assets, and we are poised now with a lot of capital to buy well-priced assets but on a disciplined basis. In terms of anything else that's for sale, I think our answer is, as it always is, we always take a look, and if we see that there's any strategic advantages beyond just bulk purchases of fleets or aircraft, we will act accordingly. But so far, we like our organic growth and anything that we would do from an M&A perspective, comes with a lot of trade-offs and we look at those trade-offs. But at the end of the day, I can only tell you, rest assured, that we do evaluate any opportunities, and whenever we see something, that looks appealing, we will act on it. But so far, I know what you're talking about in terms of ownership, et cetera. We're watching the landscape and looking for opportunities, and that's about all I can say.

Steven F. Udvar-Hazy: As John said earlier, we actually will more than double in size in the next, roughly, four and a half to five years. So, to our organic growth, even if we don't add any incremental orders or we don't purchase opportunistic groups of aircraft or distress situations, the company has a very strong growth path ahead of it over the next four or five years without any M&A activity. If, however, there is an M&A opportunity, which is significantly accretive and boosts our overall shareholder value, we're certainly going to take a look at it.

John L. Plueger: Yes, look, we certainly do not feel that we have any lack of scale. So, doing something just for scale overnight or in a quarter, it's just not something that we find that we're short of in the industry. We're able to compete very, very effectively and we believe we have quite sufficient scale today.

Operator: And our next question comes from the line of Jamie Baker with JP Morgan.

Nishant Mani: This is actually Nish Mani on for Jamie. I want to ask you about the new midsized aircraft type that could potentially launch from Boeing. And I was hoping to get your thoughts on whether you would expect a launch potentially this year at an air show or if you think it has come down the road and whether or not you've thought about any launch customers being lessors relative to airline customers?

Steven F. Udvar-Hazy: Yes. Boeing would love nothing more than for Air Lease to be a launch customer. Look, for the last five or six years, we've been deeply, and in great detail, engaged with Boeing on defining what is the optimal aircraft size and capability, because they do have a gap between the 737 and the 787, an airplane that could replace 757, 767, some of the older smaller widebody aircraft. And I think Boeing is going through a continued refinement of that definition. They're also looking very closely internally as to what the cost of implementing such a program, and then coming up with an economical pricing formula that the airlines and the leasing community can actually afford and justify. So that process is ongoing. I know that Boeing had a lot of resources dedicated to this. But we're just not in the position to make any predictions whether it would be launched at the air show this year or next year or later this year. It's all got to come together. The business case has to come together for Boeing. The supply chain has to be properly lined up to avoid the catastrophes of the 787 start-up. It's got to be affordable. It has to be an airplane that's capable of filling those gaps that I mentioned earlier. And it has to be an attractive economic proposition for the lessors and the airlines. And when all those things are satisfied, then we would hope to see progress. But we just don't see that in the next couple of months. I mean this is a very ambitious undertaking and with lots of moving pieces. And just keep your eyes and ears open to developments.

John L. Plueger: Nish, it's price, price, price.

Nishant Mani: I'm sure the guys in Renton don't want to hear that necessarily. Just one quick follow-up question. We know we've talked in the past about low-cost, long-haul operators and the disruptive threat they can kind of pose over the Atlantic. Since we've had that conversation, Norwegian, in particular, has seen losses increase and part of that has obviously been driven by the Transatlantic activity. My question is, have you guys thought about kind of that business model having changed over the past several months and years? Or are you still optimistic on that business model and is that an area where Air Lease wants to increasingly be exposed to?

John L. Plueger: Yes, well, look I understand your question, and it's always been a classic question about the long-haul low-cost model. But truthfully, we think that train has left the station. While there may be property lease squeezes in Norwegian, from a macro perspective, whether a low-cost, long-haul operator is formed or birth from a legacy carrier, like we have examples of today, or whether it's a standalone Norwegian, there's just too many examples. And folding into those examples, even using single aisle aircraft like a number of carriers are doing across the Atlantic, and you pointed out, we believe the long-haul, low-cost model is probably here to stay.

Steven F. Udvar-Hazy: Yes, no question.

John L. Plueger: And it's so far out of the gate that there really is no going back.

Steven F. Udvar-Hazy: You do have to observe, however, that the North Atlantic market is very seasonal. It's highly seasonal. So, a long-haul, low-cost operator doesn't have a network balance to offset some of that degradation in traffic in the winter months, it's going to have issues in the fourth and the first quarter. So, what we'll see is some of these airlines will make adjustments to perhaps capture North, South traffic or entry into the Caribbean or other ways of sort of neutralizing those seasonalities. But -- because when you have a very high capital cost airplane flying 400 hours a month, and you're flying at a 50% or 60% load factor, there's no way to make money. So, these airlines will have to figure out ways of using those assets, year-round on an efficient basis. Now what we've seen in other parts of the world, like AirAsia X and Jetstar, which is owned by Qantas, those airlines are now profitable on a year-round basis because they have -- they've been around longer, and they've made adjustments to the way they operate their networks. So, we do see some light at the end of the tunnel but Norwegian definitely has challenges. We don't have any aircraft there. But they'll have to deal with these realities of the market place.

Operator: And our next question comes from the line of Vincent Caintic of Stephens.

Vincent Albert Caintic: I wanted to focus on the interest rate impact, specifically. So maybe a couple of things. First, if you can give us a flavor of how quickly should we start to see, maybe lease rates rise. Rental income was strong in this quarter. Just kind of wanted to get a sense for that. And then, broadly speaking from your experience, how does rates rising affect how airlines think about the attractiveness of leasing versus other types of aircraft financing? And then, on lessor competition, I'm wondering what you've seen in the past for how rising rates affects competition. You've heard of some competitors with liquidity issues, maybe they funded short. And so, you've alluded to ALC being a reliable partner, and so how do you think about the other competition going forward?

Gregory B. Willis: So Vincent, I'll take the first one with regard to lease rates. On our new delivering airplanes that have interest rate adjusters, we're seeing the impacts of a rising rate environment show up today, right. So as a function of those adjusters, rates rise, our lease rates adjust at delivery. So we are definitely seeing the benefit of those adjusters.

John L. Plueger: As to your second part of your question, Vincent, can you repeat the second part?

Vincent Albert Caintic: Right. So just -- I guess how airlines view the attractiveness of leasing versus other types of financing and rising rates. And then also, how does other aircraft -- the lessor competition that you see out there, how do they behave in a rising rate environment, particularly as some of them might not have much fund.

John L. Plueger: Look. As compared to alternative forms of financing, airlines that finance classically through their balance sheet, whether it's double ATC or whatever financing structure, those costs are going to go up. And I think we made the point earlier that most of our customers are noninvestment grade credits. And so, we believe their interest rate cost will probably go up at a faster clip than ours will as an investment grade company. So, we see that actually as a net positive in how airlines view the operating lease specifically. Competitively, everyone pays for money. I don't care where you're from. And so, I really see everybody on a more equal playing field there with the cost of funds going up. That's a consequence that all financiers and lessors have to have. I think the advantage that we have is with our investment grade credit, we're going to continue to enjoy a benefit as to what our -- most of our customers could borrow at.

Gregory B. Willis: I would just add that, as rates rise, the sale leaseback guys aren't as committed to -- the ones without order books are not committed to the business. So, you don't know for certain if they're going to be there next year or not. They have CapEx targets, they like to deploy capital, and if there's other opportunities that are more attractive to them, they're going to deploy that capital elsewhere. So, it's hard to say if they will be there as compared to us, where we have an order book, and we are committed to the business.

Operator: And our next question comes from the line of Catherine O'Brien with Deutsche Bank.

Catherine M. O'Brien: So I'm going to ask the first one and hand it over to my colleague, Michael Linenberg, who's also on the line for a follow-up. So my question is, can you talk about how you expect management revenue to grow over the medium terms? Do you guys have any target in terms of percentage of total revenue? And then, also given your comments earlier on fewer expected sales for 2018, should we assume your managed fleet and the associated revenue will grow at a slower pace this year than in 2017?

Gregory B. Willis: The management business -- the management fees are tied to assets under management. And as we find attractive opportunities for our managed ventures, they will take those on, and those will drive management fees. We haven't given color as to how fast we're seeing -- we anticipate those fees growing, but as we find good opportunities that are suitable, the management ventures will buy them and then they'll start generating management fees. But the first and foremost step is to figure out -- is to find assets that are profitable for our partners because we want them to be there for the long term.

Catherine M. O'Brien: Okay, and so then just given your comments on fewer sales this year, that includes sales into your management businesses, correct?

Steven F. Udvar-Hazy: Well, what we said is that in the first half of '18, we're not currently planning or projecting sales because we're trying to build up the owned portfolio as much as possible. But to the extent that we find attractive assets to put into the managed platforms, we will do so.

Gregory B. Willis: Yes, we're trying to keep the asset decisions separate from the other capital decisions.

John L. Plueger: Yes, look, we are asset managers, and we are residual managers. So, if we find an unbelievable -- we do have a lot of people coming to us, but we just have less aircraft in the eight-year old space to sell. So even though we say we don't anticipate any, there's a -- in the first half of the year, there's some chance that somebody may come to us and we may make a determination opportunistically, as we always do, then, okay, we'll sell it. But we're just calling it as we see it here today.

Steven F. Udvar-Hazy: But in the first half of the year, our focus is to -- sorry, go ahead.

Catherine M. O'Brien: Oh, go ahead.

Steven F. Udvar-Hazy: Yes, I was just going to say the first half of the year, we're more focused on building our balance sheet, our revenues on the leasing side, our core business because we did have this impact in the fourth quarter of the tax law change that gives us more capital to deploy. So we're focused on growing the company as opposed to shedding assets. But we're out in the marketplace looking for assets into the managed platforms. And we're working very hard on that to add additional aircraft to the managed platforms along with additional assets for our basic core business. So, first half of the year, we're very focused on building the business and growing assets and revenues.

Catherine M. O'Brien: All right, great, I'll pass off to Mike for a follow-up.

Michael John Linenberg: Just a quick kind of technical question. There have been some reports out there that Airbus is considering another stretch of the A321neo, I guess, as a response to Boeing's NMA aircraft. And I'm just -- based on your knowledge in customers, I mean, you stretch an A321neo and you got a really narrow shell, and obviously you're going to need more powerful engines on one hand. But then, if you're looking at, what, 260 people in a narrow shell, what does it take, 45 minutes for people to get on and off the airplane? I mean, I'm just -- is that even -- logistically, would that be possible? Certainly not for an airline like a low-cost carrier doing quick turns. Just your thoughts on that.

Steven F. Udvar-Hazy: Yes, Boeing already tried that with the 757-300. And even though, on paper, it's the lowest seat mile cost, single-aisle airplane, it didn't sell very well. I think there are opportunities for Airbus to make some relatively small improvements to the A321neo. But our belief is, with the current management changes and issues that Airbus is facing, I don't think this is their number one priority right now. And I think it's also in their interest to see what Boeing does and doesn't do before they make any product decisions along those lines.

John L. Plueger: What has already been announced by Airbus previously is they are looking at a slightly higher weight version that can accommodate some more seats, a few more seats but not a drastic model stretch or a re-wing or anything else like that. I'm sure there's many things on the drawing board. But right now, what seems the most obvious and the easiest to do is a little bit of gross weight increase and a few more seats.

Steven F. Udvar-Hazy: But that would involve additional engine thrust. And obviously that's an issue that they'll have to sort out with CFM and with Pratt & Whitney. So, I think on their list of priorities, if you think, 10 of the highest, I don't believe that the -- or what we call, the super A321 is, right now, at the top of the list.

Operator: And our next question comes from the line of Helane Becker with Cowen.

Helane Renee Becker: Just a couple of questions. The first question is with respect to the geography. Maybe you can give us an update on what you're seeing in your various markets? And I noticed that, in the past year, you've actually leased in more aircraft to the EMEA region, specifically actually, Middle East and Africa. Is that a trend that you think will exist going forward?

John L. Plueger: Well we've seen a lot of demand for the growing low cost and ultra-low-cost carriers in the Middle East. And so yes, we have leased additional aircraft to that region. And we think that that's pretty straightforward. And as to the rest of our business, you see from our tables, about Asia is still overall about 43% of our business and about half of that is China. But I think -- Steve outlined in his comments the surprising strength we see still in Europe, and Eastern and Southern Europe, going forward. And I think, you're going to see us adding a little bit to South America as that region is improving. Brazil has actually turned the corner, we believe it’s in a positive growth mode, the airlines, Argentina, Chile, et cetera, et cetera. And as a result, you see a lot more LCC and ULCC growth and startups in that region as well. They take advantage of it.

Helane Renee Becker: And then, may I just follow up with one another question? Do you put the U.K. into Europe category?

Steven F. Udvar-Hazy: Yes. Yes, I mean, today, they are still formally part of Europe. And it's too early to tell what effect on interline and bilateral treaties Brexit will have from a regulatory point of view. So at this point in time, we have aircraft with companies like British Airways, we have aircraft going into Virgin Atlantic, we have Thomas Cook group. So we have a strong presence there. We have not seen any issues with those customers. But for the time being, we count the United Kingdom as part of Europe.

Helane Renee Becker: Right. So that was actually my question, and you anticipated part of it. I was just kind of wondering, if you will -- we will need to have a bilateral agreement in place for you to continue doing business there or if that's a separate -- your business is completely separate from any of their...

Steven F. Udvar-Hazy: Yes. We're not regulated.

John L. Plueger: Yes, we're separate.

Steven F. Udvar-Hazy: Yes, we're separate. It's the individual countries that the United Kingdom will have to negotiate with either collectively as the EU or with individual countries to reinstate what we call the old bilateral airline treaties. But we don't expect the island of Great Britain to be cut off from the rest of the world in terms of airline transportation. I think there will be deals forged because, after all, a lot of foreign airlines do tremendous business flying to the U.K. and the U.K. airlines fly outside the U.K. So, I think, there will be a solution, and it will probably have minimal, if any, effect on Air Lease.

John L. Plueger: I would just say, we see no evidence of a decline in demand. We have several ongoing campaigns, specifically with carriers in the U.K. sitting here today. It's just really hard to see that there's any change as a result of Brexit.

Helane Renee Becker: All right, okay. And then may I just ask Greg one question about the table on this page whatever it is, right before the conference call where your debt is listed, you have export credit financing having declined last year. Is that just maturities rolling off?

Gregory B. Willis: Yes. We did a deal back in 2012 for two 737-800s, and that just represents the standard amortization profile of the deal.

Steven F. Udvar-Hazy: Yes, it's a 12-year amortization profile on two 737-800s that are leased to an Asian, a large Asian airline, where we have bank guarantee and we issued bonds. So that it comes down every what? Six months?

Gregory B. Willis: Yes, quarterly amortization, but the -- those deals were done before they changed the rules and increased the upfront fees.

Operator: And our next question comes from the line of Rajeev Lalwani with Morgan Stanley.

Rajeev Lalwani: John, actually, a question for you. Can you just talk about the overall used aircraft market? Do you think it's more of a buyer or a seller's market today? It seems like with some of the actions you're taking here in the first half of the year, it might be more of a -- maybe more of a buyer's market, but would just love your thoughts.

John L. Plueger: No. We still have more people coming to us to buy airplanes than, frankly, we have to sell. What I'm trying to say in our remarks is, with the success of a transfer of a number of midlife aircraft at Thunderbolt that we did last year, we have just under 10% of our aircraft left in our fleet that are over eight years of age. And we adhere to our founding principles which is we like to enjoy the aircraft about the first 1/3 of its useful life or 25 years, so that's 8-plus years and change. So, I would say, no, I would say, it is still a seller's market for aircraft as evidenced by everybody that keeps coming to us and others for a robust demand of all aircraft. Our -- I think Steve framed it well, we're focusing on growth of our asset base. Because we're earning good yields, good returns on these products, and we have a little bit of capital now additionally through the benefit of the tax Reform Act. So naturally, we're going to utilize that, grow accordingly. But I would not say -- no, I don't think it's a buyer's market, I think it is still a seller's market.

Rajeev Lalwani: Okay, very helpful. And then a separate question. As it relates to your comments around just lease yields going up with higher interest rates can you provide maybe some historical perspective? Did we in fact see some pressure on lease yields over the last several years as interest rates were low such that, if they reversed, we should see some upward pressure?

Gregory B. Willis: Yes. In our last Investor Day, we show our chart of our historical portfolio lease yield over the last five, six years, and it was incredibly consistent. We've done a great job of preserving our lease yields as rates went down. Also, it graphs out of our average age and our average lease term to show that those two key variables were also constant. So -- we weren't playing with the age or the lease duration. And then as I mentioned earlier, right, we're starting to see upward pressure on our lease rates on our aircraft that are delivering with interest rate adjusters as a function of the current higher interest rates environment that we're looking at today, right? But it's also really important to point out on the financing side that the last time the 10-year treasury was this high, our fixed-rate financing costs were 100 basis points higher. So we've completed the transition to being investment-grade. We have BBB ratings from S&P, Fitch and an A- from Kroll, and I think we're in a really strong position with 85% of fixed-rate debt.

Steven F. Udvar-Hazy: And as we look back in 2017, we're not seeing margin compression. In other words, the difference between the lease rental factors and our cost of funds.

Operator: And our next question comes from the line of Kristine Liwag with Bank of America Merrill Lynch.

Kristine Tan Liwag: Steve and John, the engine OEMs have been pushing power by the hour contracts with these new engine derivatives compared to the previous variants. And so, to the extent that they do, how do power by the hour contracts change how you think about maintenance costs and maintenance reserves? And then, ultimately, how do you assess maintenance risk of these new technologies coming into the market?

John L. Plueger: Well, look, the engine care agreements have actually been there for quite a number of years. And yes, of course the engine OEMs are pushing these engine care agreements. There's a benefit to us in that it helps our airline customers manage the return, the condition of the engines at return of the lease. And we are assured also of the quality maintenance pursuant to delivery of these engines to the OEM shops during the course of the lease. So, it actually is a strength to our residual values. As to the reliability, et cetera, well, things haven't started off really robustly, I would just say. But nevertheless, those things are getting fixed. And most of the engine care programs, properly drafted, put the burden back on the engine guys if there's any reliability or performance degradation issues across the board. So I would say in a nutshell, it helps us with the residual value of our assets and I think, it helps our operators because the engine OEMs, it's on their nickel, to replace whatever needs fixing or updating or modifying in the new technology engines.

Steven F. Udvar-Hazy: Kristine, one of the things that we're very conscious of and watch very carefully is that these packages are transportable from one airline to another. In other words, if we have a lease on an airline and it goes for, say, seven or eight years, the airline has paid in a certain amount of reserves to the engine supplier under this total care program and then we lease the aircraft to another airline, so we want to make sure that those funds that have been paid in and have not been utilized by the OEMs are available to the next airline when they have shop visits and other maintenance activity that's covered under the total care agreement. So that's something that's special and unique to the leasing community to make sure that the assets continue to have the benefit of whatever funding went in there to support the engines.

Kristine Tan Liwag: I see. So, for the aircraft that are under power by the hour, does that mean that the lessee pays directly to the engine OEMs or do they still go through your maintenance reserves and your balance sheet? And then second, what percent of your total aircraft order will be under power by the hour?

John L. Plueger: Well, let me just start with the first part. We have both. So, three large engine providers, Pratt, Rolls and GE. We have both types of agreements. We have agreements where we are past the reserves and that, at various points, we pass them on to the OEM. We also have –[agreements] where the engine care payments go directly to the OEMs. And sometimes, we receive a separate reserve for, what's called LLPs. So, we have all kinds of agreements. I have no idea what -- I mean we have 360 some odd airplanes on our forward orders which we have today. I have no idea what percentage from that total is going to be covered under engine care programs. I mean just sitting here today, that is the business model of the engine manufacturers. And by the way, that model transfers risk to them as I indicated in my comments. So, it's hard for us to sit here and say how far forward our order book will be. Not all, not all of our customers, are using the engine care program. So, I would say the majority of the aircraft, the new technology, the neos, the MAXs, 787s, probably more than half of our customers will want to avail themselves of these engine care programs because they shed risk.

Steven F. Udvar-Hazy: Yes, the other thing is that as more and more airlines set up their own shops and their own capability to maintain and overhaul these engines, then it gives other airline operators that could potentially normally sign up for a total care agreement with the manufacturer, they might then shop around between the OEM’s program and airlines that will offer fixed price contracts to do a shop visit. So as more and more shops are able to handle these engines, these new technology engines that could actually be some headwinds toward an airline, joining this program because they'll have various alternatives where to send the engines for heavy maintenance. So, we're seeing headwinds and tailwinds at the same time going forward.

Operator: And our next question comes from the line of Scott Valentin with Compass Point.

Scott Jean Valentin: Just with regard to the two aircraft you sold, I think the gain was $14.4 million. Did you guys disclose what the margin was, again, sell margin was for the aircraft?

Gregory B. Willis: 14.4 includes the two that were sold as well as the insured loss on the other two aircraft. But we did not -- I mean, we you can see it in the -- we don't disclose individual gains. But you can see on average if you go to our 10-K what the gain percentage was for the year going forward.

Scott Jean Valentin: All right, and I assume that nothing really changed in the fourth quarter, it would be consistent with the whole year average, is that fair?

Steven F. Udvar-Hazy: Correct.

Scott Jean Valentin: And then on the CapEx, the $3.7 billion, does not include any of the LOIs you mentioned? Or is that just straight OEM deliveries for the year?

Steven F. Udvar-Hazy: OEM.

John L. Plueger: OEM.

Scott Jean Valentin: OEM only. Okay, and then one last follow-up question. There's been some talk about some of the neo/MAX lease rates and the premium you're getting over the current tech. Have you seen any change in the premium? Has it declined at all? Or has it been relatively stable from when you first started putting the orders in and thinking about where lease rates would be -- the premium would be when you put the orders in?

Steven F. Udvar-Hazy: Yes. There was some pressure on the premiums last year. But since the very end of the fourth quarter, where we began to see oil prices begin to sort of inch up, the premium, again, is coming back into life. Obviously, for an airline, the analysis between current generation versus the neo or MAX, a $10, $20 oil price difference does enter the equation. So, we're monitoring that very carefully. There is a premium. It's not as good as we were hoping. But I think the trend now is getting better.

Operator: And I'm showing no further questions at this time. So, I'd like to return the call to Miss Mary Liz DePalma for any closing remarks.

Mary Liz DePalma: Okay. Well, thank you everyone. That's it for our call today. We look forward to speaking with you again after the conclusion of the first quarter. And operator, you can now disconnect the line.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.